                                                                       Exhibit 4

                   [LETTERHEAD OF JOHN HANCOCK APPEARS HERE]

OWNER      JOHN HANCOCK

ANNUITANT  JOHN HANCOCK                               ANNUITY NUMBER  VA 000 000

INDIVIDUAL ANNUITY WITH FIXED AND VARIABLE OPTIONS

The John Hancock Mutual Life Insurance Company agrees to provide the benefits, rights and privileges as stated in this contract.

If the contract is in force on the Date of Maturity, we will pay an Annuity to the Annuitant, until otherwise directed by the Owner. The variable and fixed portions of each Annuity payment will be determined in accordance with the "Conversion" provision of this contract. The variable portion may increase or decrease depending upon the investment experience of the Subaccounts in which the Net Premiums are invested. Unless otherwise elected, annuity payments will be payable at monthly intervals for a period of 10 years and as long thereafter as the Annuitant lives. The variable portion of annuity payments will not decrease if the annual rate of investment return earned on assets of the Subaccounts is approximately 4.90% before deductions made directly to such Subaccounts of approximately 1.40% per annum.

By written notice, the Owner may elect the Date of Maturity at any time, provided the Date elected is: (i) not later than the Annuitant's 90th birthday;
(ii) at least 31 days after the written notice; and (iii) at least six months after the date the first premium is applied to the contract. If no other election is made, the Date of Maturity will be the Annuitant's 90th birthday.

A Death Benefit will be payable if the Annuitant's death occurs before the Date of Maturity and before the Surrender Date, as stated in the "Death Benefit" and other contract provisions.

We are issuing this contract in consideration of the application and the payment of premiums.

The Contract Specifications on Page 3 and the conditions and provisions on this and the following pages are part of the contract.

10 Day Right to Cancel - This contract may be returned by delivering or mailing it within 10 days after its receipt to the Company at Boston, Massachusetts, or to the agent or agency office through which it was delivered, with a written request for cancellation. Immediately on such delivery or mailing and such written request, the contract shall be deemed void from the beginning and a refund will be made within 10 days. The amount refunded will be the sum of (i) the Accumulated Value at the end of the Valuation Period form the date the contract is mailed or delivered to the agency or agent through whom it was purchased or the date the contract is mailed or delivered to the Home Office, and (ii) the sum of all charges made with respect to the contract.


[SIGNATURE APPEARS HERE]                                [SIGNATURE APPEARS HERE]

President                                                              Secretary

Combination Fixed/Variable Annuity - monthly annuity payable to Annuitant beginning on the Date of Maturity for a guaranteed period of 10 years and thereafter for life, unless otherwise elected.

Nonparticipating

Initial premium is shown on Page 3.

All benefits, payments and values under this contract which are based on the Investment experience of a Separate account are variable and not guaranteed as to fixed dollar amount.

                              CONTRACT PROVISIONS


Numerical Guide                                                Alphabetical Guide

Section                                                        Section
 1. Contract Specifications                                     7. Accumulations
 2. Definitions                                                23. Annual Statement
 3. Owner, Beneficiary                                         15. Annuity Payments
 4. The Contract                                               20. Assignment
 5. Payment of Premiums                                         3. Beneficiary
 6. Investment and Account Transfer Options                    21. Claims of Creditors
 7. Accumulations in Variable and Fixed Accounts                4. Contract
 8. Accumulations Shares and Annuity Unit Valuation            10. Contract Fee and Premium Taxes
 9. Death Benefit                                               1. Contract Specifications
10. Contract Fee and Premium Taxes                             15. Conversion
11. Partial Withdrawals                                         9. Death Benefit
12. Withdrawal Charge                                           2. Definitions
13. Surrender Provision                                        19. Incontestability
14. Reinstatement                                               6. Investment Option
15. Conversion                                                 24. Miscellaneous
16. Settlement Options                                         18. Misstatement of Age or Sex
17. Proof Required for Payment                                 16. Optional Methods of Settlement
18. Misstatement of Age or Sex                                  3. Owner
19. Incontestability                                           11. Partial Withdrawals
20. Assignment                                               1.,5. Premiums
21. Claims of Creditors                                        17. Proof Required for Payment
22. Right to Make Changes                                      14. Reinstatement
23. Annual Statement                                           22. Right to Make Changes
24. Miscellaneous                                              13. Surrender Provision
                                                                6. Transfer Option
                                                                8. Valuation Procedures
                                                               12. Withdrawal Charge


--------------------------------------------------------------------------------
     1. CONTRACT SPECIFICATIONS
--------------------------------------------------------------------------------

     OWNER       John Hancock

     ANNUITANT   John Hancock

     ANNUITY NUMBER   VA 000 000

     ISSUE AGE   35

     DATE OF ISSUE      December 1, 1997

     DATE OF MATURITY   December 1, 2052



     INITIAL PREMIUM        $11,000.00

     SUBSEQUENT PREMIUMS MAY BE PAID IN ACCORDANCE WITH SECTION 5.

     AN ANNUAL MAINTENANCE CHARGE MAY BE DEDUCTED AS DESCRIBED IN SECTION 11, THIS CHARGE IS CURRENTLY $30.

     AMOUNT WITHDRAWN MAY BE SUBJECT TO WITHDRAWAL CHARGES WHICH ARE DESCRIBED IN SECTION 13.

--------------------------------------------------------------------------------
     2. DEFINITIONS
--------------------------------------------------------------------------------

     "Account", unmodified, means a Subaccount or a Fixed Account.

     "Accumulated Value", unmodified, means the value of this contract on any date prior to the commencement of life annuity payments. This value equals the sum of (i) the accumulated values for all Subaccounts and (ii) the accumulated value of the contract in the Fixed Account. The accumulated value for each Subaccount as of any date will equal the number of Accumulation Shares for that Subaccount then credited to this contract multiplied by the Accumulation Share Value for that Subaccount on that date.

     "Accumulation Share" means a unit of measurement used in determining the value of this contract prior to the commencement of life annuity payments. The Accumulation Share Value for each Subaccount will reflect the investment experience of that Subaccount. It will vary in dollar amount.

     "Annuity Unit" means a unit of measurement used in determining the amount of the variable portion of each Annuity payment. The value of an Annuity Unit for each Subaccount will depend on the assumed investment rate and the investment experience of that Subaccount. It will vary in dollar amount.

     "Fifth Interval Contract Anniversary" means each contract anniversary that is a multiple of five measured from the Date of Issue.

     "Fixed Account" means an Account established by us which accumulates at rates, not less than 3%, which we will determine and declare from time to time.

     "Fund" means a series type mutual fund registered under the Investment Company Act of 1940 (the Act) as an open-end diversified management investment company.

     "In force" means that the Annuitant is living. Surrender Value of the contract has not become payable, and the contract has not been terminated in accordance with the "Payment of Premiums" provision in Section 5.

     "Measuring Person" means the person on whose life Annuity payments will be based.

     "Net Premium" means the premium paid less any applicable taxes based on the amount of premium payment.

     "Payment" means, unless otherwise stated, payment at our Home Office in Boston, Massachusetts.

     "Portfolio" means each division of a Fund which has a specific investment objective.

     "Separate Account", unmodified, means a separate investment account established by us pursuant to applicable law in which you ar eligible to invest under this contract.

     "Subaccount" means each division of a Separate Account. The assets of each Subaccount are invested solely in shares of the corresponding Portfolio of a Fund.

     "Surrender Date" means the date of receipt of written notice of surrender under Section 13.

     "Valuation Date" means any date on which the New York Stock Exchange is open for trading and on which the Fund values its shares.

     "Valuation Period" means that period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

     "We", "us", "our" refer only to the John Hancock Mutual Life Insurance Company.

     "Written notice" means, unless otherwise stated, a written notice received at our Home Office in Boston, Massachusetts.

     "You" and "your" refer only to the Owner of this contract.

--------------------------------------------------------------------------------
     3. OWNER, BENEFICIARY
--------------------------------------------------------------------------------

     The Owner and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision.

     If the Annuitant dies and there is no surviving Beneficiary, you will be the Beneficiary, but if you were the Annuitant, your estate will be the Beneficiary.

     You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person except as otherwise provided by this contract or unless you provide otherwise by written notice.

     While the Annuitant is alive, you may change the Owner by written notice. You may change the Beneficiary by written notice no later than receipt of the required due proof of the Annuitant's death. A change will take effect when the notice is received and filed at our Home Office. The change will take effect whether or not you or the Annuitant is then alive. A change shall be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we received and filed the notice.

     JOINT OWNERS

     If joint Owners are named in the application, each joint Owner will be considered the primary Beneficiary of the other joint Owners. Should another person or entity be designated as Beneficiary in the application, such Beneficiary will be deemed a contingent Beneficiary for all Owners with rights subordinate to the rights of each joint Owner, Signatures of all joint Owners are required for any exercise of ownership rights requiring written notification.

--------------------------------------------------------------------------------
     4. THE CONTRACT
--------------------------------------------------------------------------------

     The entire contract between the Applicant and us consists of this contract and the application, a copy of which is attached.

     Contract years, contract months and contract anniversaries are measured from the Date of Issue.

     Only the President, a Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the contract.

--------------------------------------------------------------------------------
     5. PAYMENT OF PREMIUMS
--------------------------------------------------------------------------------

     All premium payments shall be made to us at our Home Office. Premium payments are subject to the following conditions:

        (a)  Each premium payment must be at least $50

        (b) The maximum premium that may be allocated to the contract in any contract year is $1,000,000.

        (c) The maximum premium that may be allocated to any Subaccount in any contract year is $1,000,000 less any amount previously transferred to such Subaccount in such year.

        (d) The maximum premium that may be allocated to the Fixed Account in any contract year, exclusive of the initial premium payment, is $100,000, less any amount previously transferred to the Fixed Account in such year.

        (e) No premium payments may be made to the Fixed Account after the end of the tenth contract year.

        (f) No premium payments may be made to the contract after the Annuitant's 85th birthday.

--------------------------------------------------------------------------------
     6. INVESTMENT AND ACCOUNT TRANSFER OPTIONS
--------------------------------------------------------------------------------

     INVESTMENT OPTION

     The Net Premium will be allocated to the accounts according to the Investment Option then in effect. The Initial Investment Option is that elected by you in the application. You may elect to change the Investment Option. The change will be effective as to the application of any Net Premium made on or after the date of receipt at our Home Office of notice satisfactory to us. The minimum percentage that may be allocated to any Account will not be greater than 25%, and the maximum number of Accounts in which reserves may be held will not be less than two. All percentages you elect must be whole numbers.

     ACCOUNT TRANSFER OPTION

     Subject to the limitations below, you may elect to reallocate amounts among the Accounts up to twelve times in each contract year without incurring a transfer charge. We reserve the right to impose a charge for each transfer that exceeds 12 in any contract year in an amount not to exceed $25 per transfer. Transfers between the Subaccounts or from a Subaccount to the Fixed Account will be effective on the date of receipt at our Home Office of notice satisfactory to us. No transfer will be permitted on or within 30 days of the Maturity Date. The number of Accumulation Shares or Annuity Units and the amount of accumulated value of the Fixed Account transferred to or from each Account will reflect the respective values in each Account. Transfers to or form the Fixed Account are prohibited after commencement of Annuity payments. The maximum number of Accounts in which Accumulated Value may be held will be subject to our rules in effect at the time of election. The maximum amount which may be transferred to a Subaccount in any contract year is $1,000,000 less net premiums previously allocated to such Subaccount in such contract year.

     During the first contract year,only one transfer is permitted out of the Fixed Account, and may be made at any time. In each subsequent contract year, only one transfer is permitted out of the Fixed Account, and may be made provided such transfer is at least 180 days subsequent to any prior transfer. If the accumulated value of the Fixed Account is $2,500 or less, then a transfer made out of the Fixed Account may not exceed $500. If the accumulated value of the Fixed Account exceeds $2,500, then no more than 20% of that value may be transferred from the Fixed Account. The maximum amount that may be transferred to the Fixed Account in any contract year is $100,000, less net premiums previously allocated to the Fixed Account in such year. A transfer to the Fixed Account may not be made within 6 months of a transfer out of the Fixed Account.

     If the Accumulated Value is invested in more than four Accounts on the Date of Maturity or other date elected for commencement of Annuity payments and before conversion in accordance with Section 15, we will allocate the Accumulated Value to the four Accounts then having the largest portions of the Accumulated Value. The Accumulated Value in Accounts other than such four Accounts will be allocated to the four Accounts in proportion to the amounts in the four Accounts. Such allocation will be made not withstanding any transfer restrictions specified in this subsection. The rules that will be applied as of any date will be those in effect on that date.

--------------------------------------------------------------------------------
     7. ACCUMULATIONS IN VARIABLE AND FIXED ACCOUNTS
--------------------------------------------------------------------------------
     PURCHASE OF ACCUMULATION SHARES

     The portion of the Net Premium not allocated to the Fixed Account will be allocated to each elected Subaccount for investment with other funds in each such Subaccount and applied to the purchase of Accumulation Shares to the credit of this contract. The number of Accumulation Shares in each Subaccount purchased by each premium payment will be determined by dividing the applicable portion of the Net Premium by the applicable Accumulation Share Value of the Subaccount of the first Valuation Date which is the same as or next follows the receipt of the premium payment at our Home Office.

     ACCUMULATED VALUE IN THE FIXED ACCOUNT

     We will accumulate (i) the portion of any Net Premium allocated to the Fixed Account and (ii) any amount transferred form a Subaccount, from the date the premium is received or the transfer is made. The accumulated value of the contract's share of the Fixed Account on any date prior to the date annuity payments commence is the sum of such Net Premiums and transfers accumulated with interest to that date less the sum of (a), (b) and (c) accumulated with interest to that date, where:

           (a) is any withdrawal made from the Fixed Account;
           (b) is any transfer made from the Fixed Account; and
           (c) is any charge deducted from the Fixed Account.

     Interest will be credited daily and will then earn interest from that date. The interest rates used will be the applicable rates that we declare. All such declared rates will be expressed on an annual effective basis and will never be less than the guaranteed minimum rate of 3% on an annual effective basis. The interest credited on any given day will be at a rate which, if compounded daily for one year, would equal the applicable declared rate.

--------------------------------------------------------------------------------
     8. ACCUMULATION SHARES AND ANNUITY UNIT VALUATION
--------------------------------------------------------------------------------
     ACCUMULATION SHARE VALUE

     The Accumulation Share Value is calculated separately for each Subaccount. The value of one Accumulation Share was set at $10.00 on the date assets were first allocated to each Subaccount. The value of one Accumulation Share on any Valuation Date thereafter will be determined for each Subaccount by multiplying the immediately preceding Accumulation Share Value by the applicable Net Investment Factor for the Valuation Period ending on that Valuation Date. On any date other than a Valuation Date, the Accumulation Share Value will be the same as that on the next following Valuation Date.

     ANNUITY UNIT VALUE

     The Annuity Unit Value is calculated separately for each Subaccount. The value of one Annuity Unit was set at $1.00 on the date assets were first allocated to each Subaccount. The value of one Annuity Unit on any Valuation Date thereafter will be determined for each Subaccount by multiplying (1) the immediately preceding Annuity Unit Value by (2) the applicable Net Investment Factor for the Valuation Period ending on the Valuation Date reduced by .00009425 (assuming annual effective interest at the rate of 3 1/2%) times the applicable Net Investment Factor for each calendar day in the Valuation Period. On any date other than a Valuation Date, the Annuity Unit Value will by the same as that on the next following Valuation Date.

     NET INVESTMENT FACTOR

     The Net Investment Factor for each Subaccount for any Valuation Period is equal to one plus the applicable net investment rate for such period. A Net Investment Factor may be fore or less than one. The net investment rate for each Subaccount for any Valuation Period will be determined by: (1) taking the sum of the accrued investment income and capital gains and losses, realized or unrealized, of the Subaccount for the Valuation Period; (2) subtracting the sum of (i) an amount for any applicable income taxes and
     (ii) an amount for mortality and expense risks and administrative expenses computed by multiplying .00003836 times the value of the Subaccount at the beginning of the Valuation Period times the number of calendar days in the Valuation Period; and (3) dividing the result by the value of the Subaccount at the beginning of the Valuation Period.

     VALUATION OF ASSETS

     The values of the assets in the Subaccounts shall be determined at a fair value in accordance with applicable law. Liabilities attributable to the Subaccount will be deducted to determine the value of the Subaccount.

ADJUSTMENT OF UNITS AND VALUES

We reserve the right to change the number and value of the Accumulation Shares or Annuity Units or both without your consent or the consent of any other person, provided strict equity is preserved and the change does not affect the benefits, provisions or investment return of this contract.

--------------------------------------------------------------------------------
9. DEATH BENEFIT
--------------------------------------------------------------------------------

If the Annuitant dies before the Date of Maturity, we will pay the Death Benefit to the Beneficiary. The Death Benefit will equal the greatest of: (i) the Accumulated Value as of the date of receipt of due proof of the Annuitant's death; (ii) the amount of the premiums paid less the amount of all partial withdrawals made, if any; or (iii) the Accumulated Value as of any Fifth Interval Contract Anniversary preceding the date of receipt of due proof of the Annuitant's death and preceding the contract anniversary nearest the Annuitant's 81st birthday plus any premiums paid less any partial withdrawals made since such Fifth Interval Contract Anniversary.

Notwithstanding any of the above, the following will apply upon the death of the Owner, if the Contract Value has not already been converted into an annuity:

    (i) If the Beneficiary is the spouse of the Owner, the Beneficiary may continue the contract in force as Owner.

    (ii) If the Beneficiary is not the spouse of the Owner, or if the Beneficiary is the spouse of the Owner but does not choose to continue the contract, we will pay the death benefit (or the Surrender Value if the Owner is not the Annuitant) in full to the Beneficiary within 5 years of the Owner's death or apply the Accumulated Value in full towards the purchase of a life annuity on the Beneficiary with payments beginning within 1 year of the Owner's death.

--------------------------------------------------------------------------------
10. CONTRACT FEE AND PREMIUM TAXES
--------------------------------------------------------------------------------

We will deduct a contract fee of $30 on each contract anniversary prior to the Date of Maturity and on the date of surrender of the contract if the Accumulated Value is then less than $10,000. No contract fee will be deducted if the Accumulated Value is $10,000 or more. We reserve the right to increase the contract fee up to $50, subject to applicable state regulations.

The contract fee will be deducted from the accumulated value for each Accountant in the same proportion as such value bears to the Accumulated Value. However, no deduction will be made from the accumulated value in the Fixed Account which results in an accumulation at less than the 3% guaranteed rate.

A deduction for a premium tax or a similar tax will be made either from premiums or from the Accumulated Value if and when such a tax is incurred by us. However, if premium taxes or similar taxes are incurred by us at the time premiums are paid and we decide to defer the deduction for such taxes by waiving the deduction in accordance with the immediately preceding sentence then a deduction will be made upon any withdrawal under Section 11 and either on the Surrender Date, the Date of Maturity, or the date of payment of the Death Benefit. Such deduction will be equal to the tax percentage multiplied by (i) in the case of withdrawals, the withdrawal amount requested, (ii) in the case of surrender or annuitization, the Accumulated Value as of the Surrender Date or the Date of Maturity as the case may be, or (iii) in the case of death, the Death Benefit as of the date of receipt of due proof of the Annuitant's death. The "tax percentage" is equal to the percentage of premium which the premium tax or similar tax in question constitutes.

--------------------------------------------------------------------------------
11. PARTIAL WITHDRAWALS
--------------------------------------------------------------------------------

Subject to the limits described in this section, you may request a withdrawal of less than the Surrender Value. The total of the requested amount and any withdrawal charge made is called a partial withdrawal. We will pay the requested amount on receipt of written notice before the Annuitant's death and before the commencement of Annuity payments. The amount of the partial withdrawal will then be deducted from the Accumulated Value. Without our prior approval, we will not permit a partial withdrawal of less than $100 nor will we permit a partial withdrawal if the Accumulated Value after such requested partial withdrawal would be less than $1000.

We may defer the payment of any partial withdrawal in the same manner as we may defer the payment of the Surrender Value.

--------------------------------------------------------------------------------
12. WITHDRAWAL CHARGE
--------------------------------------------------------------------------------

A withdrawal charge will be computed upon surrender of the policy and upon each partial withdrawal. To determine the withdrawal charge, we will first deduct the following amounts from the premium payments made to date in order that such payments were received:

   (a)  The sum of all contract fees deducted to date.

   (b)  The sum of all prior partial withdrawals.

If the surrender or partial withdrawal occurs after the first contract year, we will then withdraw, without charge, 10% of the Accumulated Value of the contract on the first day of the current contract year less the sum of all prior partial withdrawals made during the current contract year. This amount will be withdrawn from the remaining premium payments in the order they were received.

We will then continue to withdraw the remaining premium payments in the order that they were received and will apply the following table of withdrawal charges to these premiums until the total amount withdrawn (including the withdrawal charges) reaches (i) the Accumulated value in the case of a full surrender; (ii) the amount of the partial withdrawal; or (iii) all remaining premium payments have been withdrawn:


                   Time from premium payment
               to date of surrender or withdrawal                       Charge
               ----------------------------------                       ------
             7 years or more                                           No Charge
             At least 6 years, but less than 7 years                      1%
             At least 5 years, but less than 6 years                      2%
             At least 4 years, but less than 5 years                      3%
             At least 3 years, but less than 4 years                      4%
             At least 2 years, but less than 3 years                      5%
             At least 1 year, but less than 2 years                       6%
             Less than 1 year                                             7%

Unless otherwise specified by you, the withdrawal charge will be deducted from the accumulated value for each Account in the same proportion as such value bears to the Accumulated Value.


--------------------------------------------------------------------------------
13. SURRENDER PROVISION
--------------------------------------------------------------------------------

SURRENDER VALUE

We will determine and pay the Accumulated Value of this contract, less any withdrawal charge described in Section 12, as a Surrender Value on receipt at our Home Office before the Annuitant's death and before the commencement of Annuity payments of written notice requesting payment of the Surrender Value. We reserve the right to defer the payment of the Surrender Value from the Fixed Account for a period of six months. We will pay the Surrender Value from the Subaccounts within 7 days (plus any period of extension under the applicable laws, rules and regulations governing the redemption of variable Annuities) after the date of receipt of the written notice unless a different method of settlement is mutually agreed on, in writing, between you and us.

--------------------------------------------------------------------------------
14.  REINSTATEMENT
--------------------------------------------------------------------------------
The contract may be reinstated by the payment of at least one premium while the Annuitant is living unless the Surrender Value has been paid, applied or otherwise exhausted, or annuity payments have begun. The Net premium will be applied as provided in Section 6 and Section 7.

--------------------------------------------------------------------------------
15.  CONVERSION
--------------------------------------------------------------------------------
CONVERSION OF ACCUMULATION SHARES TO ANNUITY UNITS

On the Date of Maturity or other date elected under Section 16 for commencement of Annuity payments, the Accumulation Shares credited to the contract will be converted into Annuity Units. Annuity payments will then commence subject to the limitations specified in Section 16 and all other applicable provisions.
The number of Annuity Units credited to each Subaccount will be determined by:
(1) multiplying the number of Accumulation Shares credited to that Subaccount on the date of conversion by the Accumulation Share Value for the Subaccount as of 10 days prior to the date the first Annuity payment is due; (2) deducting any applicable premium tax; (3) dividing the resulting value by 1000; (4) multiplying the value from (3) by the applicable factor from the Table of First Variable Annuity Payment Factors on page 13 for the option elected, or if no option is elected the applicable factor for Option A (Variable) with a guaranteed period of ten years, to determine that Subaccount's portion of the variable portion of the first monthly Annuity payment, and (5) dividing the value from (4) by the Annuity Unit Value for the Subaccount as of 10 days prior to the date the first Annuity payment is due.

VARIABLE ANNUITY PAYMENTS

The amount of the variable portion of the monthly Annuity payment due on the first payment date is equal to the sum of the portions for each Subaccount determined as described in the preceding paragraph. The amount of the variable portion of any monthly Annuity payment subsequent to the first will be determined by adding together for each Subaccount the product of the number of Annuity Units credited to the Subaccount and the Annuity Unit Value for the Subaccount 10 days prior to the date the payment is due. We guarantee that the Annuity Unit Values used in determining Annuity payments will not be affected by variations in our mortality experience or our actual expenses from those assumed.

CONVERSION OF ACCUMULATED VALUE IN FIXED ACCOUNT

On the Date of Maturity or other date elected under Section 16 for commencement of Annuity payments, we will convert the Accumulated Value in the Fixed Account into a fixed monthly Annuity. Annuity payments will then commence subject to the limitations specified in Section 16 and all other applicable provisions. We will determine the fixed monthly Annuity by (1) subtracting any applicable premium tax from the Accumulated Value in the Fixed Account on the date the first Annuity payment is due, (2) dividing the result by 1000, and (3) multiplying such resulting amount by the greatest of the following; (i) the applicable Fixed Monthly Annuity Option Rate then in effect for the option elected, or if no option is elected, the applicable rate for Option A (Fixed) with a guaranteed period of ten years; (ii) the applicable rate from the Table of Fixed Annuity Payment Factors on Page 14 or (iii) the current rate for a single consideration immediate annuity.

--------------------------------------------------------------------------------
16.  SETTLEMENT PROVISIONS
--------------------------------------------------------------------------------

ANNUITY ON DATE OF MATURITY

We shall make the Annuity payments provided on the first page of this contract automatically as a Life Annuity with Payments for a Guaranteed Period of 10 Years in accordance with the provisions of Option A unless another option is elected. We shall determine the amounts of the Annuity payments in accordance with the provisions of this section and of the "Conversion" provision in Section
15. Amounts in the Subaccounts will be used to provide variable benefits. Amounts in the Fixed Account will be used to provide fixed benefits.

If the amount of the first monthly Annuity payment would be less than $20, we will make a single payment equal to the Accumulated Value on the Date of Maturity. This single payment shall be in place of all other benefits provided by this contract. If the amount of the first monthly Annuity payment would be at least $20 but less than $50, we may make payments at quarterly, semi-annual or annual intervals.

OPTIONAL METHODS OF SETTLEMENT

In place of (i) the Annuity on the Date of Maturity provided in the first page of this contract or (ii) a single payment in case of death prior to the date Annuity payments commence or (iii) a single payment in case of surrender which occurs at least 6 months after the date the first premium is applied to the contract, proceeds payable under this contract may be left with us in accordance with one of the options set forth below and terms of a supplementary agreement to be issued when the option becomes effective, but only if (i) such proceeds are in an amount of $5000 or more and (ii) the amount of the first monthly Annuity payment would be $50 or more.

Option A

A (Variable) - Life Annuity on a Variable Basis with Payments for a Guaranteed Period of 5, 10, or 20 Years. If the Measuring Person's death occurs within the guaranteed period, payments will be made for the remainder of the guaranteed period in accordance with the terms of the supplementary agreement.

A (Fixed) - Life Annuity with Payments for a Guaranteed Period of 5, 10, or 20 years. If the Measuring Person's death occurs within the guaranteed period, payments will be made for the remainder of the guaranteed period in accordance with the terms of the supplementary agreement.

Option B

B (Variable) - Life Annuity on a Variable Basis Without Further Payment on Death of the Measuring Person.

B (Fixed) - Life Annuity Without Further Payment on Death of the Measuring
Person.

You may elect an option by written notice before the death of the Annuitant and before the commencement of Annuity payments. If you have made no election before the death of the Annuitant, the Beneficiary may make an election by the written notice before the proceeds become payable.

ANNUITY PAYMENT AND OPTION LIMITATIONS

While the Annuitant is living (i) the Measuring Person will be the Annuitant;
(ii) the Payee will be the Annuitant unless otherwise directed by you; and (iii) the Contingent Payee will be the Beneficiary unless otherwise provided by the written notice.

If the Annuitant dies and Death Benefit proceeds are left with us in accordance with a settlement option election (i) the Measuring Person will be the Beneficiary; (ii) the Payee will be the Beneficiary unless otherwise designated in the election; and (iii) the Contingent Payee will be the person or persons so designated in the election and in accordance with the terms of the supplementary agreement.

Optional methods of settlement are not available without our consent if the proceeds are payable to an executor, administrator, trustee, corporation, partnership or association.

If the Owner of this contract dies on or after annuity payments have begun, any remaining benefit under such annuity on the date of the Owner's death must be paid out at least as rapidly as under the method of making annuity payments then in effect.

FIRST VARIABLE ANNUITY PAYMENT FACTORS

The Table of First Variable Annuity Payment Factors on page 13 shows the amount of the variable portion of the first monthly Annuity payment provided on the first page of the contract and under Option A (Variable) and Option B (Variable) for each $1,000 applied. The factors in this table are based on the 1983a Individual Annuity Mortality Table with mortality and age adjustments and interest at the rate of 3 1/2% a year. The amount of the variable portion of the first payment will depend on the sex and adjusted age of the Measuring Person. The adjusted age is determined from the actual age on the Measuring Person's birthday nearest the date the first Annuity payment is due, by subtracting one year for each complete 10 year period elapsed since the Date of Issue.

FIXED ANNUITY PAYMENTS

The Table of Fixed Annuity Payment Factors on page 14 shows the guaranteed amount of the fixed portion of the monthly Annuity payments for each $1,000 applied. The guaranteed amount of the fixed portion of the Annuity payments will depend on the adjusted age of the Measuring Person. The adjusted age is determined for the actual age on the Measuring Person's birthday nearest the date the first Annuity payment is due, by subtracting one year for each complete 10 year period elapsed since the Date of Issue.

    TABLE OF FIRST VARIABLE ANNUITY PAYMENT FACTORS
    Monthly life annuity with payments on a variable basis for each $1,000 applied.
--------------------------------------------------------------------------------


                                         Option A (Variable)
     Adjusted                                                                           Option B (Variable)
 Age of Measuring                    Life Annuity with Payments                        Life Annuity Without
Person on Birthday                    for a Guaranteed Period                           Further Payment on
   Nearest Date                       -----------------------                                   Death
 of First Payment          5 Years              10 Years         20 Years               of Measuring Person
 ----------------          -------              --------         --------               -------------------
                     Male    Female       Male    Female       Male    Female             Male       Female
                     ----    ------       ----    ------       ----    ------             ----       ------
       55            4.50     4.13        4.46     4.11        4.32     4.05              4.51        4.13
       56            4.58     4.19        4.54     4.18        4.38     4.10              4.59        4.20
       57            4.67     4.26        4.62     4.24        4.44     4.16              4.68        4.27
       58            4.76     4.33        4.71     4.31        4.50     4.22              4.78        4.34
       59            4.86     4.41        4.80     4.39        4.57     4.28              4.88        4.42
       60            4.96     4.49        4.90     4.46        4.63     4.35              4.98        4/50
       61            5.08     4.58        5.00     4.55        4.70     4.41              5.10        4.59
       62            5.20     4.67        5.11     4.64        4.77     4.48              5.22        4.69
       63            5.32     4.77        5.23     4.73        4.84     4.55              5.36        4.79
       64            5.46     4.88        5.35     4.83        4.91     4.62              5.50        4.89
       65            5.61     4.99        5.47     4.94        4.97     4.69              5.65        5.01
       66            5.76     5.11        5.61     5.05        5.04     4.77              5.81        5.14
       67            5.93     5.24        5.74     5.17        5.11     4.84              5.99        5.27
       68            6.10     5.38        5.89     5.29        5.17     4.92              6.17        5.41
       69            6.29     5.53        6.04     5.43        5.24     5.00              6.37        5.56
       70            6.49     5.69        6.20     5.57        5.30     5.07              6.59        5.73
       71            6.69     5.86        6.36     5.72        5.35     5.15              6.81        5.91
       72            6.91     6.05        6.52     5.88        5.41     5.22              7.05        6.10
       73            7.14     6.25        6.69     6.04        5.46     5.29              7.31        6.32
       74            7.39     6.46        6.87     6.22        5.50     5.35              7.58        6.55
       75            7.65     6.70        7.05     6.40        5.54     5.41              7.88        6,79
       76            7.92     6.94        7.23     6.59        5.58     5.47              8.19        7.06
       77            8.21     7.20        7.41     6.78        5.61     5.52              8.53        7.35
       78            8.52     7.48        7.59     6.98        5.64     5.56              8.90        7.66
       79            8.84     7.78        7.78     7.19        5.67     5.61              9.29        8.00
       80            9.17     8.10        7.96     7.40        5.69     5.64              9.71        8.36
       81            9.52     8.44        8.14     7.61        5.71     5.67             10.16        8.76
       82            9.88     8.81        8.31     7.82        5.73     5.70             10.64        9.30
       83           10.26     9.19        8.48     8.03        5.74     5.72             11.16        9.67
       84           10.65     9.59        8.64     8.23        5.74     5.73             11.71       10.18
   85 and over      11.05    10.02        8.79     8.42        5.75     5.74             12.30       10.74

    TABLE OF FIXED ANNUITY PAYMENT FACTORS
    Monthly life annuity with payments on a fixed basis for each $1,000 applied.

--------------------------------------------------------------------------------


                                         Option A (Fixed)
     Adjusted                                                                        Option B (Fixed)
 Age of Measuring                    Life Annuity with Payments                    Life Annuity Without
Person on Birthday                    for a Guaranteed Period                       Further Payment on
   Nearest Date                       -----------------------                             Death
 of First Payment          5 Years              10 Years         20 Years          of Measuring Person
 ----------------          ----------------------------------------------          -------------------
                     Male    Female       Male    Female       Male    Female      Male          Female
                     ----    ------       ----    ------       ----    ------      ----          ------
       55            3.92     3.55        3.89     3.54        3.76     3.48       3.93           3.55
       56            4.00     3.62        3.97     3.60        3.82     3.54       4.01           3.62
       57            4.09     3.69        4.05     3.67        3.89     3.60       4.10           3.69
       58            4.18     3.76        4.14     3.74        3.96     3.66       4.19           3.77
       59            4.28     3.82        4.23     3.82        4.02     3.73       4.30           3.85
       60            4.39     3.92        4.33     3.90        4.09     3.79       4.40           3.93
       61            4.50     4.01        4.44     3.99        4.16     3.86       4.52           4.02
       62            4.62     4.11        4.55     4.08        4.24     3.94       4.64           4.12
       63            4.75     4.21        4.67     4.17        4.31     4.01       4.78           4.22
       64            4.89     4.32        4.79     4.28        4.38     4.08       4.92           4.33
       65            5.04     4.43        4.92     4.38        4.45     4.16       5.07           4.45
       66            5.19     4.55        5.05     4.50        4.52     4.24       5.23           4.57
       67            5.36     4.68        5.20     4.62        4.59     4.32       5.41           4.70
       68            5.53     4.82        5.34     4.75        4.66     4.40       5.59           4.85
       69            5.72     4.97        5.50     4.88        4.73     4.48       5.79           5.00
       70            5.92     5.14        5.66     5.03        4.79     4.56       6.00           5.17
       71            6.12     5.31        5.82     5.18        4.85     4.64       6.23           5.35
       72            6.34     5.50        5.99     5.34        4.91     4.71       6.46           5.54
       73            6.57     5.70        6.16     5.51        4.96     4.78       6.72           5.75
       74            6.82     5.91        6.34     5.69        5.01     4.85       6.99           5.98
       75            7.08     6.14        6.53     5.87        5.05     4.92       7.29           6.23
       76            7.36     6.39        6.71     6.07        5.09     4.97       7.60           6.49
       77            7.65     6.65        6.90     6.27        5.13     5.03       7.94           6.78
       78            7.96     6.93        7.09     6.47        5.16     5.08       8.30           7.09
       79            8.28     7.23        7.28     6.58        5.19     5.12       8.69           7.42
       80            8.61     7.55        7.46     6.90        5.21     5.16       9.11           7.79
       81            8.97     7.90        7.65     7.11        5.23     5.19       9.55           8.18
       82            9.33     8.26        7.83     7.33        5.24     5.22       10.03           8.62
       83            9.71     8.65        8.00     7.54        5.25     5.23       10.55           9.08
       84           10.11     9.05        8.16     7.74        5.26     5.25       11.10           9.59
   85 and over      10.51     9.48        8.32     7.94        5.27     5.26       11.68          10.15


--------------------------------------------------------------------------------
17.  PROOF REQUIRED FOR COMMENCEMENT AND FOR CONTINUATION OF ANNUITY PAYMENTS
--------------------------------------------------------------------------------
Before making the first Annuity payment, we shall have the right to require proof of the correct age of the Measuring Person. We shall also have the right to require proof that the Measuring Person is living on the date each Annuity payment is due.

--------------------------------------------------------------------------------
18.  MISSTATEMENT OF AGE OR SEX
--------------------------------------------------------------------------------

If the age or sex of the Measuring Person has been misstated, we will adjust the amount of each Annuity payment and every other benefit to that which the premium paid would have purchased at the correct age and sex. We will charge any overpayments and credit any underpayments against future payments we make under the contract. Interest on any overpayment or underpayment will be paid at the rate of 6% a year to the date of payment, charge, or credit.

--------------------------------------------------------------------------------
19.  INCONTESTABILITY
--------------------------------------------------------------------------------

This contract shall be incontestable after it has been in force for 1 year from its Date of Issue, except for nonpayment of premium.

--------------------------------------------------------------------------------
20.  ASSIGNMENT
--------------------------------------------------------------------------------

You may assign your interest in this contract, except as otherwise provided, without the consent of any revocable Beneficiary. Your interest, any interest of the Annuitant and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing; nor will we be on notice until a duplicate of the original assignment has been filed at our Home Office. We assume no responsibility for the validity or sufficiency of any assignment.

If the application indicates that this contract is issued in a TSA or HR-10 plan, this contract is subject to assignment restrictions for Federal Income Tax purposes. In such event, this contract shall not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than us.

--------------------------------------------------------------------------------
21.  CLAIMS OF CREDITORS
--------------------------------------------------------------------------------

The proceeds and all other payments under the contract will be exempt from the claims of creditors to the extent permitted by law. The proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

--------------------------------------------------------------------------------
22.  RIGHT TO MAKE CHANGES
--------------------------------------------------------------------------------
We reserve the right to make certain changes if, in our judgment, they would best serve the interest of the owners of contracts such as this or would be appropriate in carrying out the purposes of such contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

If any changes result in a material change in the underlying investment of Subaccounts to which the reserves for this contract are allocated, we will notify you of such change. You may then make a new election under the Investment Option and the Account Transfer Option provisions.

--------------------------------------------------------------------------------
23.  ANNUAL STATEMENT
--------------------------------------------------------------------------------
We will furnish you with reports annually, or more frequently, as required by applicable law. They will include: (i) a statement of the investments held in each Portfolio; and (ii) a statement of the condition and value of this contract which will show the number of Accumulation Shares, if any, credited to each Subaccount, the value of each Accumulation Share, and the Accumulated Value of this contract.

--------------------------------------------------------------------------------
24.  MISCELLANEOUS
--------------------------------------------------------------------------------
If the Accumulated Value of the contract becomes zero, we reserve the right to terminate this contract.

Under New York law, all income, gains and losses, realized or unrealized, of the Separate accounts shall be credited to or charged against the amounts placed in the Separate Accounts without regard to our other income, gains and losses. The assets of the Separate Accounts are owned solely by us. We are not a trustee with respect to any part or the whole of those assets. The portion of the assets in the Separate Accounts equal to the reserves and other liabilities under this contract with respect to the Separate Accounts shall not be chargeable with liabilities arising out of any other business we may conduce.

In place of operating each Separate Account as a unit investment trust, we reserve the right to make investments directly, operating the Separate Account as a "management-type investment company" under the 1940 Act, or in any other form permitted by law, the investment adviser of which would be us or an affiliate. The Separate Account assets would be invested as provided with respect to the investment objectives of the Separate Account.

The values and benefits are not less than the minimum requirements of state law.

The ANNUITANT, by virtue of this contract, is a member of the John Hancock Mutual Life Insurance Company, and is entitled to vote either in person or by proxy at any and all meetings of the Company. The annual meetings are held at the Company's Home Office on the second Monday of April in each year, at twelve o'clock noon.

Communications about this contract should be sent to the Company at John Hancock Place, Boston, Massachusetts 027117.

Combination Fixed/Variable Annuity -- monthly annuity payable to Annuitant beginning on Date of Maturity for a guaranteed period of 10 years and thereafter for life.

Nonparticipating

Initial premium is shown on page 3

All benefits, payments and values under this contract which are based on the Investment experience of a Separate Account are variable and not guaranteed as to fixed dollar amount.